EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-223410-01 on Form S-3 of our reports dated February 19, 2020, relating to the financial statements of Tanger Properties Limited Partnership and subsidiaries, and the effectiveness of Tanger Properties Limited Partnership and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tanger Properties Limited Partnership and subsidiaries for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
February 19, 2020